Exhibit 16.1

May 5, 2026

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Commissioners:

We have read the statements made by ChronoScale Corporation (formerly known as Ekso Bionics Holdings, Inc.), which we understand will be filed with The Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of ChronoScale Corporation dated May 5, 2026. We agree with the statements concerning our Firm in such Form 8-K. We have no basis to agree or disagree with other statements contained therein.

Respectfully,

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey